Exhibit 1

Schedule I

MCCC ICG Holdings LLC’s (“MCCC”) officers and members of its board of managers and ICG Communications, Inc.’s (“ICG”) officers (each, an “Individual” and collectively, the “Individuals”) and the information required by Item 2 of Schedule 13D are listed below, along with the offices held by such Individual. Each Individual is a U.S. citizen.

John T. Siegel 201 North Union Street Suite 300 Alexandria, VA 22314	Member of Board of Managers of MCCC and Partner of Columbia Capital Equity Partners III, L.P.
Gillis S. Cashman 75 State Street Suite 2500 Boston, MA 02109	Member of Board of Managers of MCCC and Member of M/C VP V L.L.C.
James B. Fleming, Jr. 201 North Union Street Suite 300 Alexandria, VA 22314	Member of Board of Managers of MCCC and Partner of Columbia Capital Equity Partners III, L.P.
Daniel P. Caruso 2010 8th Street Boulder, Colorado 80302	Member of Board of Managers of MCCC, President and CEO of MCCC
Robert J. Schmiedeler 2010 8th Street Boulder, Colorado 80302	CFO and Secretary of MCCC
John Scarano 2010 8th Street Boulder, Colorado 80302	Vice President of MCCC and ICG
Martin L. Snella 2010 8th Street Boulder, Colorado 80302	Vice President of MCCC